Exhibit 99.2

Colonnade Acquisition Corp. II Completes $330 Million Initial Public Offering

March 12, 2021 – Colonnade Acquisition Corp. II (the “Company”) today announced the closing of its initial public offering of 33,000,000 units, including the issuance of 3,000,000 units pursuant to the underwriters’ partial exercise of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $330,000,000.

Barclays Capital Inc. and Deutsche Bank Securities Inc. acted as the joint-book running managers of the offering.

The Company’s units began trading on The New York Stock Exchange (the “NYSE”) on March 10, 2021 under the ticker symbol “CLAA.U”. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “CLAA” and “CLAA WS,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: barclaysprospectus@broadridge.com, telephone: 1-888-603-5847, or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com, or by telephone at (800) 503-4611.

About Colonnade Acquisition Corp. II

Colonnade Acquisition Corp II is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for a business combination on businesses with favorable growth prospects, that provide attractive risk-adjusted returns on invested capital, and offer compelling valuations relative to their peers.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Joseph S. Sambuco, Chairman of the Board of Directors

(561) 712-7860